Exhibit 99.1

FOR IMMEDIATE RELEASE
Monday, October 29, 2012 7:00 A.M. CDT

A. H. Belo Corporation Announces Third Quarter 2012 Net Income

DALLAS – A. H. Belo Corporation (NYSE: AHC) today reported net income of $0.06 per diluted share for the third quarter of 2012 compared to a net loss of $0.01 per diluted share in the third quarter of 2011. Third quarter 2012 net income includes a credit of $2.5 million for a consent judgment related to past tax assessments of real estate by the City of Providence.

Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization (“EBITDA”) with pension expense added back, was $10.5 million in the third quarter of 2012, a decrease of 3 percent compared to the prior year period. As of September 30, 2012, cash and cash equivalents were $41 million, and the Company had no borrowings under its bank credit facility.

Robert W. Decherd, chairman, president and Chief Executive Officer, said, “Third quarter total revenue decreased 1 percent compared to the prior year quarter. This rate of decline is the lowest since our spin-off from Belo Corp. in 2008 and was driven by advertising revenue performance at The Dallas Morning News and increased printing and distribution revenues in Providence and Riverside.

“We are very pleased with our results thus far in 2012. While advertising revenues are difficult to predict, we remain confident in the Company’s ability to deliver Adjusted EBITDA and generate cash. We continue to expect full-year 2012 Adjusted EBITDA of $37 to $41 million.”

Third Quarter Results

Total revenue was $108.9 million in the third quarter of 2012, a decrease of 1 percent compared to the prior year period.

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A. H. Belo Corporation Announces Third Quarter 2012 Net Income

October 29, 2012

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Advertising and marketing services revenue, including print and digital revenues, decreased 5 percent, with the smallest percentage decrease at The Dallas Morning News followed by The Press-Enterprise and The Providence Journal. Display advertising revenue decreased 5 percent to $20.3 million, and preprint revenue decreased 4 percent to $19.7 million. Classified revenue decreased 8 percent to $13.5 million. Digital revenue increased 1 percent to $8.7 million. When the impact of non-recurring revenue associated with a discontinued digital advertising platform is excluded, digital revenue increased 7 percent, primarily due to increased automotive digital revenue at The Dallas Morning News.

In the third quarter of 2011, The Dallas Morning News discontinued the niche publication Quick. When Quick’s advertising revenue in the third quarter of 2011 is excluded, advertising revenue from ongoing niche publications increased 4 percent in the third quarter of 2012. This increase primarily resulted from higher advertising revenue at The Morning News’ Spanish-language publication Al Día. Advertising revenue from niche publications is a component of the display, preprint, classified and digital revenue figures presented above.

Circulation revenue decreased 1.5 percent to $34.2 million in the third quarter of 2012 compared to the prior year period. Excluding $0.9 million of circulation revenue resulting from The Providence Journal’s transition from a carrier model to a distributor circulation model in 2011, total circulation revenue decreased 4 percent to $33.3 million. This decrease is primarily driven by the single copy sales decline at The Dallas Morning News.

Printing and distribution revenue increased 25 percent to $12.5 million in the third quarter of 2012 due mostly to the impact of new contracts at The Providence Journal and The Press-Enterprise. The Company was notified in October 2012 that the new owners of the North County Times would cease printing that publication in the Riverside (Press Enterprise) productions facility on October 15, well before the expiration of a multi-year contract. The Company is pursuing multiple remedies.

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A. H. Belo Corporation Announces Third Quarter 2012 Net Income

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Excluding the effect of pension expense in both periods, operating expense in the third quarter was $106.6 million, a 2 percent decrease compared to the prior year period as headcount related expenses, computer and depreciation expenses all decreased. Third quarter severance and related expenses totaled $0.3 million.

The Company’s newsprint expense in the third quarter was $10.3 million, an increase of 1 percent compared to the prior year period. Newsprint consumption increased 1 percent to 16,348 metric tons. Compared to the prior year period, newsprint cost per metric ton dropped slightly, and the average purchase price per metric ton for newsprint decreased 2.3 percent.

Excluding the effect of pension expense in both periods, third quarter corporate and non-operating unit expenses were $5.4 million, a decrease of 2 percent compared to the prior year period.

Capital expenditures totaled $2.7 million in the third quarter. The Company anticipates full-year 2012 capital expenditures of approximately $10 million.

As of September 30, A. H. Belo had approximately 2,100 full-time equivalent employees, a decrease of 4 percent compared to the prior year period.

Dallas Initiatives

On September 10, The Dallas Morning News announced the formation of Speakeasy, a social content marketing agency that will develop, manage and execute turnkey social campaigns and promotions for both local and national businesses. The Company is majority owner of Speakeasy.

The Company moved forward with marketing campaigns at The Dallas Morning News during the third quarter. The Morning News anticipates investments in these marketing efforts will total $3.0 to $4.0 million this year.

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A. H. Belo Corporation Announces Third Quarter 2012 Net Income

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Non-GAAP Financial Measures

Reconciliations of EBITDA and Adjusted EBITDA are included as exhibits to this release.

Conference Call

A. H. Belo will conduct a conference call on Monday, October 29 at 1:30 p.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-800-288-8961 (USA) or 612-332-0107 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from approximately 3:30 p.m. CDT on October 29 until 11:59 p.m. CST on November 5, 2012. The access code for the replay is 259648.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes niche publications targeting specific audiences, and its investments and/or partnerships include Classified Ventures, owner of

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A. H. Belo Corporation Announces Third Quarter 2012 Net Income

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Cars.com, and the Yahoo! Newspaper Consortium. A. H. Belo also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other public disclosures and filings with the Securities and Exchange Commission.

A. H. Belo Corporation

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share amounts (unaudited)	2012	2011	2012	2011
Net operating revenues
Advertising and marketing services	$62,123	$65,229	$186,373	$203,034
Circulation	34,243	34,749	102,655	104,699
Printing and distribution	12,515	10,012	33,830	28,918

Total net operating revenues	108,881	109,990	322,858	336,651

Operating costs and expenses
Salaries, wages and employee benefits	43,364	44,958	131,992	143,552
Other production, distribution and operating costs	40,614	41,996	122,835	130,875
Newsprint, ink and other supplies	15,899	14,618	45,242	44,192
Depreciation	6,219	7,386	21,680	23,225
Amortization	1,309	1,310	3,929	3,930
Pension plan withdrawal	—	—	—	1,988

Total operating costs and expenses	107,405	110,268	325,678	347,762

Income (loss) from operations	1,476	(278)	(2,820)	(11,111)

Other income (expense), net
Other income, net	594	764	2,422	2,475
Interest expense	(128)	(132)	(506)	(510)

Total other income (expense), net	466	632	1,916	1,965

Earnings
Income (loss) before income taxes	1,942	354	(904)	(9,146)
Income tax expense	501	489	1,286	4,538

Net income (loss)	1,441	(135)	(2,190)	(13,684)
Net loss attributable to noncontrolling interests	(42)	—	(42)	—

Net income (loss) attributable to A. H. Belo Corporation	$1,483	$(135)	$(2,148)	$(13,684)

Net income (loss) per share attributable to A. H. Belo Corporation
Basic	$0.07	$(0.01)	$(0.10)	$(0.64)
Diluted	$0.06	$(0.01)	$(0.10)	$(0.64)

Average shares outstanding:
Basic	22,807	21,534	21,850	21,477
Diluted	22,928	21,534	21,850	21,477

A. H. Belo Corporation

Condensed Consolidated Balance Sheets

	September 30,
	2012	December 31,
In thousands	(unaudited)	2011
Assets
Current assets
Cash and cash equivalents	$41,008	$57,440
Accounts receivable, net	40,573	50,533
Other current assets	19,476	20,225

Total current assets	101,057	128,198

Property, plant and equipment, net	148,278	163,418
Intangible assets, net	37,603	41,532
Other assets	12,939	11,940

Total assets	$299,877	$345,088

Liabilities
Current liabilities
Accounts payable	$11,985	$18,062
Accrued expenses	28,067	30,167
Advance subscription payments	20,520	22,491

Total current liabilities	60,572	70,720
Pension liabilities	117,083	145,980
Other liabilities	5,597	6,909

Shareholders’ Equity
A. H. Belo Corporation	116,540	121,479
Noncontrolling interests	85	—

Total liabilities and shareholders' equity	$299,877	$345,088

A. H. Belo Corporation

Reconciliation of EBITDA and Adjusted EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands (unaudited)	2012	2011	2012	2011
Net income (loss) attributable to A. H. Belo Corporation	$1,483	$(135)	$(2,148)	$(13,684)
Addback:
Depreciation and amortization	7,528	8,696	25,609	27,155
Interest expense	128	132	506	510
Income tax expense	501	489	1,286	4,538

EBITDA (1)	9,640	9,182	25,253	18,519

Addback:
Pension expense	849	1,598	2,897	6,912

Adjusted EBITDA (1)	$10,489	$10,780	$28,150	$25,431

(1)	EBITDA is calculated by adding depreciation and amortization, interest expense and income tax expense recorded to net income (loss) attributable to A. H. Belo Corporation. Adjusted EBITDA is calculated by adding pension expense, non-cash impairment expense and net investment-related losses recorded to EBITDA.

Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under GAAP. Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as supplemental measures of the Company’s financial performance and to assist with performance comparisons against its peer group of companies and for operating decisions. EBITDA or similar measures are also common alternative measures of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.